TRANSFER AGREEMENT

This transfer agreement (the “Agreement”) is made as of the 23rd day of September, 2011 (the “Effective Date”).

BETWEEN:

MINERA GAVILAN S.A. DE C.V., a body corporate incorporated under the laws of Mexico, having an address at Suite 1103, 750 West Pender Street, Vancouver, B.C. V6C 2T8

(hereinafter called “Minera Gavilan”)

OF THE FIRST PART

AND:

CANDYMIN S.A. DE C.V., a body corporate incorporated under the laws of Mexico, having an address at Ave. De Anza #701, Col. Pitic, Hermosillo, Sonora, Mexico, C.P. 83150

(hereinafter called “Candymin”)

OF THE SECOND PART

AND:

GOLDGROUP MINING INC., a body corporate continued under the laws of British Columbia, having an address at Suite 2184, 1055 Dunsmuir Street, Vancouver, B.C. V7X 1L3

(hereinafter called “Goldgroup”)

OF THE THIRD PART

WHEREAS:

A. Pursuant to an exploration and promise of assignment agreement made as of May 31, 2007 between Minera Gavilan and Minera Cardel S.A. de C.V. (“Minera Cardel”), as amended (the “Caballo Option Agreement”), Minera Gavilan granted an option (the “Caballo Option”) to Minera Cardel to acquire a seventy percent (70%) interest in the Caballo Blanco Project (as defined in the Caballo Option Agreement) and the Caballo Blanco property being as more particularly described on the map attached as Schedule “A” to this Agreement (the “Caballo Blanco Property”);

B. Pursuant to a share purchase agreement made as of November 23, 2009 (the “NGEX Agreement”), Goldgroup Resources Inc., an affiliate of Goldgroup, acquired the Topco Shares (as defined in the NGEX Agreement) and thereby indirectly acquired the Caballo Option;

C. Pursuant to an assignment of rights agreement made as of July 29, 2010 between Minera Cardel and Candymin (the “Assignment Agreement”), Minera Cardel assigned to Candymin all of the rights of Minera Cardel in the Caballo Option Agreement and the Caballo Option;

D. Pursuant to a Memorandum of Agreement dated February 5, 2010, Goldgroup Holdings Corp. (formerly Goldgroup Resources Inc.) (“Goldgroup Holdings”) advanced $200,000 to Almaden Minerals Ltd. (“Almaden”) and was granted a 40% interest in the El Cobre property (the “El Cobre Interest”) more particularly described on the map attached as Schedule “B” to this Agreement (the “El Cobre Property”). Goldgroup Holdings has agreed to transfer the El Cobre Interest to Candymin prior to the Closing Date; and

E. Minera Gavilan has agreed to transfer all its interest in the Caballo Blanco Property and Candymin has agreed to transfer, release and quit claim the El Cobre Interest.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and premises herein contained and for other good and valuable consideration (the receipt and sufficiency whereof being hereby acknowledged) it is agreed as follows:

1. DEFINITIONS AND CROSS-REFERENCES

1.1 Definitions. The terms defined in Schedule “C” and elsewhere in this Agreement shall have the defined meaning wherever used in this Agreement, including in the Schedules.

1.2 Cross-References. References to “Schedules”, “Exhibits,” “Articles”, “Sections” and “Subsections” refer to Schedules, Exhibits, Articles, Sections and Subsections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Schedules.

2. REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Goldgroup and Candymin. Goldgroup and Candymin are providing the representations and warranties attached in Schedule “D” to this Agreement and acknowledge that Minera Gavilan is relying on such representations and warranties to enter into this Agreement.

2.2 Representations and Warranties of Minera Gavilan. Minera Gavilan is providing the representations and warranties attached in Schedule “E” to this Agreement and acknowledges that Goldgroup and Candymin are relying on such representations and warranties to enter into this Agreement.

3. TRANSFER OF INTERESTS IN THE CABALLO BLANCO AND EL COBRE PROPERTIES AND PROJECTS

3.1 In consideration of the covenants and agreements set forth herein, on the basis of the warranties, representations and covenants of Minera Gavilan in this Agreement and subject to the fulfillment of any condition that has not been waived by the Party entitled to the benefit thereof, Candymin will purchase from the Minera Gavilan and Minera Gavilan will transfer to Candymin all of its right, title and interest in and to the Caballo Blanco Property and any and all rights in and under the Caballo Option Agreement at the Time of Closing (as defined in Section 4.5) free and clear of all Encumbrances, save and except for the Existing Encumbrances, and on the terms and conditions herein set forth.

3.2 (a) Subject to the acceptance for filing by the Toronto Stock Exchange (the “Exchange”) of this Agreement including the authorization of the allotment and issue of the common shares of the capital of Goldgroup as provided herein and subject to the terms and conditions of this Agreement, Candymin shall purchase the right, title and interest in and to the Caballo Blanco Property and any and all rights in and under the Caballo Option Agreement from Minera Gavilan by:

(i)	payment to Minera Gavilan in the amount of $2,500,000;

(ii)	entering into the Royalty Agreement; and

(iii)	providing an instrument of transfer, in a form satisfactory to Minera Gavilan, whereby Candymin transfers, releases and quit claims the El Cobre Interest to Minera Gavilan;

(b)
Forthwith upon Commercial Production, Candymin shall transfer to Minera Gavilan, 1,000,000 common shares of Goldgroup as fully paid and non-assessable shares, free and clear of any and all encumbrances and restrictions save and except for,

(i)	a period of four months and a day imposed under Canadian securities laws and regulation and the policies of the Exchange (the “Hold Period”); and

(ii)	500,000 of such common shares of Goldgroup shall bear a legend stating that such shares shall not be traded for a period of 6 months after the expiry of the Hold Period;

(c)
Forthwith upon Commercial Production and measured and indicated resources reaching 2,000,000 Ounces, Candymin shall transfer to Minera Gavilan an additional 2,000,000 common shares of Goldgroup as fully paid and non-assessable shares, free and clear of any and all encumbrances and restrictions save and except for a period of four months and a day imposed under Canadian securities laws and regulation and the policies of the Exchange;

(d)
Forthwith upon Commercial Production and measured, indicated and inferred resources reaching 5,000,000 Ounces, Candymin shall transfer to Minera Gavilan, an additional 2,000,000 common shares of Goldgroup as fully paid and non-assessable shares, free and clear of any and all encumbrances and restrictions save and except for a period of four months and a day imposed under Canadian securities laws and regulation and the policies of the Exchange; and

(e)
Forthwith upon Commercial Production and measured, indicated and inferred resources reaching 10,000,000 Ounces, Candymin shall transfer to Minera Gavilan, an additional 2,000,000 common shares of Goldgroup as fully paid and non-assessable shares, free and clear of any and all encumbrances and restrictions save and except for a period of four months and a day imposed under Canadian securities laws and regulation and the policies of the Exchange (the common shares of Goldgroup to be transferred to Minera Gavilan pursuant to this Section 3.2 are collectively referred to as the “Production Shares”).

3.3 Pursuant to the terms of this Agreement and when the obligation arises under Section 3.2, Goldgroup Holdings shall acquire the Production Shares from Goldgroup in exchange for common shares of Goldgroup Holding and Candymin shall acquire the Production Shares from Goldgroup Holding in exchange for common shares of Candymin.

3.4 The Parties agree that the VAT (IVA) will be added to the payment amount, which may be covered in its local currency equivalent at the exchange rate to settle liabilities denominated in foreign currency payable in Mexico, published by the Bank of Mexico in the Official Journal of the Federation for the day prior the date on which payment is made.

4. CLOSING ARRANGEMENTS

4.1 Conditions in Favour of Goldgroup and Candymin. The obligation of Candymin to purchase Minera Gavilan’s right, title and interest in and to the Caballo Blanco Property and any and all rights in and under the Caballo Option Agreement on the Closing Date is subject to satisfaction or waiver by Goldgroup and/or Candymin of the following terms and conditions for the exclusive benefit of Goldgroup and Candymin:

(a)
the representations and warranties of Minera Gavilan contained in Schedule “E” of this Agreement will be true and correct in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made at and as of such time;

(b)
all of the terms, covenants and conditions of this Agreement to be complied with or performed by Minera Gavilan on or before the Closing Date will have been complied with or performed in all material respects, or such compliance or performance will have been waived by Goldgroup and/or Candymin; and

(c)
receipt by Candymin of a favourable opinion of Minera Gavilan’s Mexican counsel dated as of the Closing Date, in a form acceptable to Candymin and its counsel, acting reasonably, as to all legal matters reasonably requested by Goldgroup and Candymin relating to title to the mining claims, mining leases, concessions, permits and licences of occupation relating to the Caballo Blanco Property.

If any of the conditions contained in this Section 4.1 will not be performed or fulfilled on or before the Closing Date to the satisfaction of Goldgroup and/or Candymin, acting reasonably, Goldgroup and/or Candymin may, by notice to Minera Gavilan, terminate this Agreement and thereupon the obligations of the Parties under this Agreement, other than the obligations contained in Section 5.2 will terminate.

4.2 Conditions in Favour of Minera Gavilan. The obligation of Minera Gavilan to sell its right, title and interest in and to the Caballo Blanco Property and any and all rights in and under the Caballo Option Agreement on the Closing Date is subject to the satisfaction or waiver by Minera Gavilan of the following terms and conditions for the exclusive benefit of Minera Gavilan:

(a)
the representations and warranties of Goldgroup and Candymin contained in Schedule “D” of this Agreement will be true and correct in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made at and as of such time; and

(b)
all of the terms, covenants and conditions of this Agreement to be complied with or performed by Goldgroup and Candymin on or before the Closing Date will have been complied with or performed in all material respects, or such compliance or performance will have been waived by Minera Gavilan;

If any of the conditions contained in this Section 4.2 will not be performed or fulfilled on or before the Closing Date to the satisfaction of Minera Gavilan acting reasonably, Minera Gavilan may terminate this Agreement and thereupon the obligations of the Parties under this Agreement, other than the obligations contained in Section 5.2 will terminate.

4.3 Closing Date. At the Time of Closing:

(a)	Minera Gavilan shall deliver or cause to be delivered to Goldgroup and Candymin:

(i)
a certificate of a senior officer of Minera Gavilan dated as of the Closing Date certifying that the representations and warranties of Minera Gavilan contained in Schedule “E” of this Agreement are true and correct in all material respects as of the date made and as of the Closing Date and that all covenants contained in the Agreement have been performed;

	(ii)	an instrument of transfer and a quit claim deed, transferring and quit-claiming Minera Gavilan’s interest in the Caballo Option Agreement to Candymin, duly executed by Minera Gavilan;

	(iii)	the Royalty Agreement, duly executed by Minera Gavilan; and

	(iv)	the Irrevocable Proxy, duly executed by Minera Gavilan.

(b)	Goldgroup and/or Candymin shall deliver or cause to be delivered to Minera Gavilan:

(i)
certificates of a senior officer of each of Goldgroup and Candymin dated as of the Closing Date certifying that the representations and warranties of Goldgroup and Candymin contained in Schedule “D” of this Agreement are true and correct in all material respects as of the date made and as of the Closing Date and that all covenants contained in the Agreement have been performed;

(ii)	the sum of $2,500,000;

(iii)	the Royalty Agreement, duly executed by Candymin; and

(iv)	an instrument of transfer and a quit claim deed, transferring and quit-claiming the El Cobre Interest to Minera Gavilan, duly executed by Candymin.

4.4 Transfer of Title. As soon as reasonably practicable after the Time of Closing, Minera Gavilan shall cause to be transferred to Candymin title to the Caballo Blanco Property and shall deliver or cause to be delivered to Candymin all such related documents and forms required by Candymin’s Mexican counsel, acting reasonably (collectively the “Title”) and, until such Title is so transferred and registered, Minera Gavilan shall:

(i)	maintain its corporate existence;

(ii)
use its best efforts to cause such Title to be effectively transferred to Candymin as soon as reasonably practicable and in a manner satisfactory to Goldgroup and Candymin, acting reasonably, and Minera Gavilan acknowledges that Goldgroup and Candymin shall be permitted to take all such actions as they deem necessary or desirable to effect such transfer;

(iii)	maintain the Caballo Blanco Property and title thereto and hold the Caballo Blanco Property in trust for Candymin;

(iv)	comply with all obligations, contractual or otherwise, relating to the Caballo Blanco Property as agent for Candymin, at Candymin’s cost and for Candymin’s benefit;

(v)	co-operate with Candymin in any reasonable and lawful arrangements requested by Candymin designed to provide the benefits of the Caballo Blanco Property to Candymin;

(vi)
enforce, at the request of Candymin, any rights of Minera Gavilan related to or arising from the Caballo Blanco Property against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of Candymin; and

(vii)
in order that the full value of the Caballo Blanco Property may be realized for the benefit of Candymin, Minera Gavilan shall, at the request and expense and under the direction of Candymin, in the name of Minera Gavilan or otherwise as Candymin may specify, take all such action and do or cause to be done all such things as are, in the opinion of Candymin, necessary or proper in order that the obligations of Minera Gavilan in connection with the Caballo Blanco Property may be performed in such manner that the value of the Caballo Blanco Property is preserved and enures to the benefit of Candymin.

4.5 Closing. The closing shall take place at 10:00 a.m. (Vancouver time) (the “Time of Closing”) on the Closing Date at the offices of Blake, Cassels and Graydon LLP in Vancouver, British Columbia, or at such other time on the Closing Date or such other place as may be agreed to by the Parties.

5. REPORTING RIGHT OF INSPECTION AND CONFIDENTIALITY

5.1 Subject to Section 5.2, Candymin shall maintain records of production from the Caballo Blanco Property and Minera Gavilan shall have the right to go upon the Caballo Blanco Property at its own risk and expense and to have an independent audit of all, records and accounts maintained by Candymin with respect to operations on the Caballo Blanco Property with all costs borne by Minera Gavilan. Any inspection of the Caballo Blanco Property and any audit conducted shall be made during Candymin’s normal business hours.

5.2 Confidentiality.

(a)
Minera Gavilan shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of Candymin or Goldgroup, save and except such information as may be required to be disclosed under any applicable law, including applicable securities laws and the requirement of any applicable stock exchange, or by order of any applicable court.

(b)
Minera Gavilan may disclose Confidential Information only to those Representatives who need to know such Confidential Information for the purpose of monitoring the Commercial Production in regards to the Royalty Agreement and Production Shares contemplated by this Transfer Agreement. Minera Gavilan shall not use, nor permit its Representatives to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to Candymin or Goldgroup.

6. INTERIM COVENANTS

6.1 Action During Interim Period. During the Interim Period:

(a)
Minera Gavilan shall not, enter into any transaction or perform any act which is inconsistent with the successful completion of the acquisition of the Caballo Blanco Property and the rights in and under the Caballo Option Agreement by Candymin pursuant to this Agreement;

(b)	Candymin and Goldgroup shall not, enter into any transaction or perform any act which is inconsistent with the successful completion of the transfer and quit claim of the El Cobre Interest; and

(c)	Minera Gavilan, Goldgroup and Candymin shall not take any action that would cause any of the representations and warranties in Schedule “D” and “E”, respectively, to become untrue on the Closing Date.

6.2 The Parties will take all such actions to obtain all material third party and governmental consents and approvals required to transfer the Caballo Blanco Property and the El Cobre Interest on the Closing Date.

7. COVENANT TO VOTE SHARES

7.1 Voting. For so long as Minera Gavilan or any of its affiliates are shareholders of Goldgroup, Minera Gavilan covenants and agrees that at every meeting of the shareholders of Goldgroup with respect to any matter brought before the shareholders of Goldgroup for their consideration and approval, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Goldgroup with respect to any matter brought to the shareholders of Goldgroup for their consideration and approval, Minera Gavilan and any of its affiliates shall vote all shares of Goldgroup (to the extent such shares have voting rights) or shall sign a written consent in lieu of a meeting, in accordance with the recommendation of the board of directors of Goldgroup.

7.2 Minera Gavilan or any of its affiliates shall not enter into any agreement or understanding with any person to vote or otherwise give instructions in any manner inconsistent with this Section 7.

7.3 Irrevocable Proxy. Minera Gavilan covenants and agrees to deliver to Goldgroup an irrevocable proxy, in a form satisfactory to Goldgroup, (the “Irrevocable Proxy”) addressing the matters in Section 7.1 hereof, which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of shares of Goldgroup, owned or controlled, indirectly or directly, by Minera Gavilan or its affiliates.

7.4 Additional Documents. Minera Gavilan covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Section 7.

8. INDEMNIFICATION

8.1 All provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement shall not merge on the Closing Date but shall survive the execution, delivery and performance of this Agreement, the Closing Date and the execution and delivery of any transfer documents or other documents of title to the Caballo Blanco Property and the El Cobre Property and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Caballo Blanco Property and the rights in and under the Caballo Blanco Agreement.

8.2 Minera Gavilan shall indemnify Goldgroup and Candymin and their respective Indemnified Parties and save them fully harmless against, and will reimburse them on an after tax basis for, any Losses arising from, in connection with or related in any manner whatsoever to:

(a)
any incorrectness in or breach of any representation or warranty of Minera Gavilan contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)
any breach or any non-fulfillment of any covenant or agreement on the part of Minera Gavilan contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(c)
any taxes required to be paid by Minera Gavilan in connection with the Caballo Blanco Property, relating or attributable to any period ending on or before the commencement of the Option Period (as defined in the Caballo Option Agreement).

8.3 Goldgroup and Candymin shall indemnify Minera Gavilan and its Indemnified Parties and save them fully harmless against, and will reimburse them on an after tax basis for, any Losses arising from, in connection with or related in any manner whatsoever to:

(a)
any incorrectness in or breach of any representation or warranty of Candymin or Goldgroup contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(b)
any breach or any non-fulfillment of any covenant or agreement on the part of Candymin or Goldgroup contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

9. BORDER COOPERATION

9.1 Should any Party purchase or otherwise acquire surface rights that extend into the Caballo Blanco Property or the El Cobre Property of the other Party, as the case may be, (the “Extended Rights”) the acquiring party shall offer such Extended Rights to the other Party who may purchase such Extended Rights for such portion of the acquisition costs, plus any and all costs associated with such transfer, as the extended rights bear to the total surface rights acquired by the offering party.

10. TERMINATION

10.1 This Agreement may be terminated at any time:

(a)	by the written agreement of the Parties;

(b)
by any Party by written notice to the other at any time if there is instituted by or against the other Party proceedings in the nature of bankruptcy or under insolvency laws or for receivership or dissolution and the other Party does not in good faith contest such proceedings or the other Party makes an assignment for the benefit of its creditors or a receiver or receiver-manager is appointed or the other Party is adjudged bankrupt;

(c)	by Goldgroup and/or Candymin as contemplated in Section 4.1; and

(d)	by Minera Gavilan as contemplated in Section 4.2.

11. GENERAL PROVISIONS

11.1 Notices. All notices, payments and other required or permitted communications (“Notices”) to any Party shall be in writing, and shall be addressed respectively as follows:

If to Minera Gavilan:

Minera Gavilan S.A. de C.V.
Suite 1103, 750 West Pender Street
Vancouver, B.C. V6C 2T8
Attention:	Morgan Poliquin
Telephone:	604-689-7644
Facsimile:	604-689-7645

If to Candymin:

Candymin S.A. de C.V.
c/o Goldgroup Mining Inc.
Suite 2184, 1055 Dunsmuir Street
Vancouver, B.C. V7X 1L3
Attention:	President
Telephone:	604.682.1943
Facsimile:	604.682.5596
Email:	jsutherland@goldgroupmining.com

If to Goldgroup:

Goldgroup Mining Inc.
Suite 2184, 1055 Dunsmuir Street
Vancouver, B.C. V7X 1L3
Attention:	CFO
Telephone:	604.682.1943
Facsimile:	604.682.5596
Email:	jsutherland@goldgroupmining.com

With a copy to:

Blake, Cassels & Graydon LLP
Suite 2600 – 595 Burrard Street
Vancouver, B.C. V7X 1L3
Attention:	Steve McKoen
Telephone:	604.631.3300
Facsimile:	604.631.3309
Email:	steve.mckoen@blakes.com

All Notices shall be given (a) by personal delivery to the Party, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Any Party may change its address by Notice to the other Parties.

11.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

11.3 Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

11.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Schedules to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

11.5 Waiver. The failure of any Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

11.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by all Parties.

11.7 Force Majeure. Except for the obligation to make payments as provided in Section 3.1 (a), the obligations of Candymin shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the party seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. Candymin shall promptly give notice to Minera Gavilan of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. Candymin shall resume performance as soon as reasonably possible.

11.8 Rule Against Perpetuities. The Parties do not intend that there shall be any violation of any applicable rule against perpetuities or any applicable rule against unreasonable restraints on the alienation of property. Accordingly, if any right or option to acquire any interest in the Properties, in a participating interest, in the assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by any such rules. If, however, any such violation should inadvertently occur, the Parties hereby agree that the provision for such right or option may be varied in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

11.9 Further Assurances. Each Party shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

11.10 Entire Agreement. Subject to the terms of the Royalty Agreement and the Retained Interest Agreement, this Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings among the Parties relating to the subject matter hereof.

11.11 Enurement. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

11.12 Words of Limitation. The word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto.

11.13 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

11.14 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Laws of Mexico. Each Party irrevocably and unconditionally agrees that any and all disputes shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

MINERA GAVILAN S.A. DE C.V.

By	/s/Duane Poliquin
Authorized Signatory

CANDYMIN S.A. DE C.V.

By	/s/John Sutherland
Authorized Signatory

GOLDGROUP MINING INC.

By	/s/Keith Piggott
Authorized Signatory

Schedule “A”
Map Description of the Caballo Blanco Property

Schedule “B”
Map Description of the El Cobre Property

Schedule “C”
Definitions

“Agreement” shall mean this transfer agreement and all Schedules and Exhibits including all amendments, all of which are incorporated by this reference.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement (including a requirement arising at common law) having the force of law, and (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“CIM Definition Standard” shall mean those definitions adopted from time to time by the Canadian Institute of Mining, Metallurgy and Petroleum Council.

“Closing Date” shall mean the date that is 10 business days after the Parties receive acceptance for filing by the Exchange of this Agreement including the authorization of the allotment and issue of the common shares of Goldgroup as provided in Section 3 of this Agreement.

“Commercial Production” shall be occur upon the date upon which ore from the Caballo Blanco Property is being consistently heap leached on a continuous basis, and for at least 30 consecutive Business Days, at 75% of the rate projected in the final feasibility study, if any, or 180 days after the date on which ore from the Caballo Blanco Property is first mined not including bulk sampling, whichever shall first occur, but in any event the Royalty shall be payable on the sale of all production.

“Confidential Information” shall mean:

(a)
all information, in whatever form communicated or maintained, that Candymin or Goldgroup discloses to, or that is gathered by inspection by Minera Gavilan or any of Minera Gavilan’s Representatives in the course of Minera Gavilan’s review of the transactions contemplated by this Agreement, whether provided before or after the date of this Agreement, that contains or otherwise reflects information concerning Goldgroup, Candymin or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities;

(b)
all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same; and

(c)	any matter relating to this Agreement or its terms;

but does not include any information that:

(d)
is at the time of disclosure to Minera Gavilan or thereafter becomes generally available to the public, other than as a result of a disclosure by Minera Gavilan or any of the Minera Gavilan’s Representatives in breach of this Agreement;

(e)
is or was received by Minera Gavilan on a non-confidential basis from a source other than Goldgroup or Candymin or their Representatives if such source is not known to Minera Gavilan to be prohibited from disclosing the information to Minera Gavilan by a contractual, fiduciary or other legal confidentiality obligation in respect of such information; or

(f)
was known by Minera Gavilan prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of Minera Gavilan.

“Encumbrances” has the meaning given to that term in the Caballo Option Agreement.

“Environmental Law” means all Applicable Law in respect of the natural environment, public or occupational health or safety, and those pertaining to reporting, licensing, permitting, investigation, remediation and clean up in connection with any presence, release, discharge, escape or disposal of contaminants (being any substance or material that is prohibited, controlled or regulated pursuant to any applicable Environmental Law) or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of contaminants.

“Existing Encumbrances” has the meaning given to that term in the Caballo Option Agreement and includes the net smelter return royalties payable to NGEx Resources Inc. and Yolanda Alvarez Gudini.

“Governmental Authority” means any national, federal, provincial, state, regional, municipal, local or county government or authority or political subdivision thereof, including any ministry, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body (including, for greater certainty, the Instituto Nacional de Antropología e Historia) having jurisdiction over the matter or matters in question.

“Hazardous Substance” means any hazardous substance or pollutant, contaminant, toxic or dangerous waste, substance or material, as defined or regulated by any Environmental Law or other Applicable Law.

 “Indemnified Parties” means the respective directors, officers, employees, partners, agents and shareholders of the Party that is to be indemnified under Article 8 of this Agreement.

“Interim Period” means the period of time between the Effective Date and the Closing Date.

“Losses” means actual losses, liabilities, damages, injuries, costs or expenses.

“Mineral Resource” shall be determined in accordance with the CIM Definition Standards.

“Ounces” shall mean ounces of gold produced from the Cabello Blanco Property and shall include ounces of gold determined as being a Mineral Resources.

“Option Agreement” means the option agreement dated May 31, 2007 between Almaden, Minera Gavilan, Canadian Gold Hunter Corp. (now NGEx Resources Inc.) and Minera Cardel.

“Parties” means, Minera Gavilan, Goldgroup and Candymin or “Party” means any one of them.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Representative” when used with respect to a Party means each director, officer, employee, agent, consultant, adviser and other representative of that Party who is involved in the transactions contemplated by this Agreement.

“Retained Interest Agreement” shall mean the retained interest agreement dated September 23, 2011 between Goldgroup, 0919921 B.C. Ltd. and Almaden.

“Royalty Agreement” shall mean the Royalty Agreement annexed to this Agreement as Schedule “F”.

Schedule “D”
Representations and Warranties of Goldgroup and Candymin

Representations and Warranties of Goldgroup and Candymin. Goldgroup and Candymin represent and warrant to Minera Galivan as follows:

(a)
Organization. It is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)
Authority. It has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)
Conflicts. It will not breach any other agreement by entering into and performing this Agreement, nor will entering into and performing this Agreement result in a default under any instrument by which it is bound or to which its properties are subject nor will such actions conflict with or result in any violation of the provisions of any Laws;

(d)	Orders. It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of this Agreement;

(e)
Consents. No consent, approval, authorization, order, registration, notification or qualification of or with any court, government agency, or other regulatory authority is required in order that it may execute and deliver this Agreement and perform its obligations hereunder as contemplated herein,

(f)	Execution. This Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(g)
Bankruptcy and Insolvency. It has not committed an act of bankruptcy, is not insolvent, has not proposed a compromising arrangement to its creditors generally, has not had a petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property;

(h)
Interest in the Property. To the knowledge of Goldgroup and Candymin, neither Goldgroup nor Candymin have entered into any contract or done any act whereby the El Cobre Interest has been or may become impaired or encumbered or subject to an adverse interest;

(i)
Litigation. To the knowledge of Candymin and Goldgroup, there is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or to the knowledge of Goldgroup and Candymin, threatened against or involving the El Cobre Interest or which questions or challenges the validity of this Agreement, or any action taken or to be taken by Goldgroup or Candymin pursuant to this Agreement or any other agreement or instrument to be executed and delivered by Goldgroup or Candymin or in connection with the transactions contemplated hereby and neither Goldgroup or Candymin knows or has any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation. Neither Goldgroup or Candymin is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may be expected to have an adverse effect on the El Cobre Interest;

(j)	No Condemnation. Goldgroup and Candymin have not received notice of the existence of condemnation, expropriation or similar proceedings affecting the El Cobre Interest; and

(k)
No Material Change. There has been no material change, as defined by national instrument 51-102, to the information provided by Goldgroup and Candymin to Minera Gavilan with respect to the Caballo Blanco Project or the El Cobre Project.

Schedule “E”
Representations and Warranties of Minera Gavilan

Representations and Warranties of Minera Gavilan. Minera Gavilan represents and warrants to Goldgroup and Candymin, as follows:

(a)
Organization. It is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)
Authority. It has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)
Conflicts. It will not breach any other agreement by entering into and performing this Agreement, nor will entering into and performing this Agreement result in a default under any instrument by which it is bound or to which its properties are subject nor will such actions conflict with or result in any violation of the provisions of any Laws;

(d)	Orders. It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of this Agreement;

(e)
Consents. No consent, approval, authorization, order, registration, notification or qualification of or with any court, government agency, or other regulatory authority is required in order that it may execute and deliver this Agreement and perform its obligations hereunder as contemplated herein;

(f)	Execution. This Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(g)
Bankruptcy and Insolvency. It has not committed an act of bankruptcy, is not insolvent, has not proposed a compromising arrangement to its creditors generally, has not had a petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property;

(h)
No Brokers. Neither Almaden nor Minera Gavilan have agreed to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with the transactions contemplated by this Agreement or any similar transaction for which Minera Gavilan or Almaden may become responsible;

(i)
No Default. Minera Gavilan and Almaden are not in default under, and prior to the date of the Caballo Option Agreement there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or would trigger a right of termination under any contract, agreement, lease, license, permit, or other instrument or obligation in connection with the Caballo Blanco Property;

(j)
Material Contracts. Minera Gavilan and Almaden have no material contractual commitments or obligations that affect their interest in the Caballo Blanco Property, except for this Agreement, the Caballo Option Agreement and the Spanish language restatement of the Caballo Option Agreement;

(k)
Licences, Permits, etc. At all times, prior to the date of the Caballo Option Agreement, when conducting its business in connection with the Caballo Blanco Property, Minera Gavilan possessed all necessary licences, permits, authorizations, approvals or other evidence of authority necessary to properly conduct such business (the “Licenses”). As at the Closing Date, to the knowledge of Almaden and Minera Gavilan, each License is (i) in full force and effect; and (ii) not subject to any dispute. As at the Closing Date, to the knowledge of Almaden and Minera Gavilan, no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any License;

(l)
Interest in the Property. To the knowledge of Almaden and Minera Gavilan, Minera Gavilan is the beneficial owner of an undivided 30% interest in the Caballo Blanco Property and the registered owner of 100% interest in the Caballo Blanco Property, free and clear of any and all Encumbrances, subject to the Existing Encumbrances and the Caballo Option Agreement;

(m)
Adverse Interests. Save and except for the Existing Encumbrances, the Caballo Option Agreement and this Agreement, to the knowledge of Almaden and Minera Gavilan, there are no other agreements, adverse interests or options to acquire or purchase the Caballo Blanco Property or any portion thereof. To the knowledge of Almaden and Minera Gavilan, no Person has any proprietary or possessory interest in the Caballo Blanco Property, subject only to the Existing Encumbrances and the Caballo Option Agreement. Save and except for the Existing Encumbrances, the Caballo Option Agreement and NGEx Agreement to the knowledge of Almaden and Minera Gavilan, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from the Caballo Blanco Property;

(n)
Compliance with Laws. Prior to the date of the Caballo Option Agreement, each of Almaden and Minera Gavilan have fully complied with all Applicable Laws, including without limitation, Environmental Laws, and Almaden and Minera Gavilan, have not received notice of any breach, violation or default with respect to the Caballo Blanco Property. To the knowledge of Almaden and Minera Gavilan, all of the rights and titles relating to the Caballo Blanco Property have been validly recorded in accordance with the laws of Mexico. To the knowledge of Almaden and Minera Gavilan, conditions on and relating to the Caballo Blanco Property are in compliance with all Applicable Laws, including without limitation, Environmental Laws;

(o)
Property in Good Standing. To the knowledge of Almaden and Minera Gavilan, the mining claims forming part of the Caballo Blanco Property are in good standing or pending and prior to the date of the Caballo Option Agreement no event, condition or occurrence existed that, after notice or lapse of time or both, would constitute a default with respect to the Caballo Blanco Property;

(p)
Hazardous Substances. To the knowledge of Almaden and Minera Gavilan, prior to the date of the Caballo Option Agreement no Hazardous Substance has been placed, held, located, used or disposed of, on, under or at the Caballo Blanco Property. To Almaden and Minera Gavilan’s knowledge, no claim has ever been asserted and there are no present circumstances known to Almaden and Minera Gavilan which could reasonably form the basis for the assertion of any claim against Minera Gavilan or Almaden for Losses of any kind as a direct or indirect result of the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release from the Caballo Blanco Property of any Hazardous Substance;

(q)
Work Orders. To the knowledge of Almaden and Minera Gavilan, prior to the date of the Caballo Option Agreement there are no outstanding work orders or actions required or reasonably anticipated to be required to be taken in respect of the rehabilitation or restoration of the Caballo Blanco Property or relating to environmental matters in respect of the Caballo Blanco Property or any operations thereon, nor has Almaden or Minera Gavilan received notice of same;

(r)
Mining Practices. To the knowledge of Almaden and Minera Gavilan, prior to the date of the Caballo Option Agreement, the prospecting work, processes, undertaking and other operations carried on in respect of the Caballo Blanco Property were carried on or conducted in a sound and workmanlike manner and in compliance with sound geological, geochemical and geophysical exploration and mining, engineering and metallurgical practices and, on or after the date of the Caballo Option Agreement, the prospecting work, processes, undertaking and other operations carried on or conducted by or on behalf of Minera Gavilan in respect of the Caballo Blanco Property have been carried on or conducted in a sound and workmanlike manner and in compliance with sound geological, geochemical and geophysical exploration and mining, engineering and metallurgical practices. All such work, processes, undertaking and other operations are in compliance with all Applicable Laws;

(s)
Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or to the knowledge of Almaden and Minera Gavilan, threatened against or involving the Caballo Blanco Property or which questions or challenges the validity of the Caballo Option Agreement or this Agreement, or any action taken or to be taken by Almaden or Minera Gavilan pursuant to this Agreement or any other agreement or instrument to be executed and delivered by Almaden or Minera Gavilan or in connection with the transactions contemplated hereby and neither Almaden or Minera Gavilan knows or has any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation. Neither Almaden or Minera Gavilan is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may be expected to have an adverse effect on the Caballo Blanco Property;

(t)	No Condemnation. Almaden and Minera Gavilan have not received notice of the existence of condemnation, expropriation or similar proceedings affecting the Caballo Blanco Property;

(u)
All Material Information. Each of Almaden and Minera Gavilan have made available to Goldgroup and/or NGEx Resources Ltd. all technical data in their possession or under their control relating to the Caballo Blanco Property and have provided to Goldgroup all notices in their possession, or of which Almaden and Minera Gavilan have knowledge, material to conducting mining operations on the Caballo Blanco Property received from any Governmental Authority having jurisdiction over the Caballo Blanco Property and during the Interim Period shall continue to make available to Goldgroup all such technical information or notices in their possession or under their control relating to the Caballo Blanco Property;

(v)
No Material Change. There has been no material change, as defined by national instrument 51-102, to the information provided by Almaden and Minera Gavilan to Goldgroup and Candymin with respect to the Caballo Blanco Project or the El Cobre Project; and

(w)
Insider. Almaden and Minera Gavilan are not insiders of Goldgroup, as defined by the Securities Act (British Columbia) or under Canadian securities laws and regulations and the policies of the Exchange. Almaden and Minera Gavilan are not acting jointly or in concert with any insiders of Goldgroup.

Schedule “F”

ROYALTY AGREEMENT